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DOLLAR GENERAL NAMES LAWRENCE V. JACKSON PRESIDENT

AND CHIEF OPERATING OFFICER

Company Also Announces Executive Team Restructuring

GOODLETTSVILLE, Tenn. – August 28, 2003 – Dollar General Corporation (NYSE: DG) today announced that it has named Lawrence V. Jackson as its new President and Chief Operating Officer, effective September 22, 2003.  Mr. Jackson will report to David A. Perdue, Chairman and CEO.  Mr. Jackson will be responsible for overseeing all business operations of the Company, including store operations, merchandising, new store development and supply-chain functions. He most recently served as Senior Vice President, Supply Operations for Safeway, Inc. Prior to joining Safeway, Mr. Jackson spent 17 years in management at Pepsi Cola Company.

“Lawrence is absolutely the right person for this job,” said Mr. Perdue. “His informed perspective is both strategic and tactical, and his varied experience at Safeway and Pepsi will enable him to contribute immediately.  He has proven his ability to lead, to motivate and to effect change in various business situations, and he fits our culture. I am confident that Lawrence will play a key role at Dollar General as we move to the next level in the development of our business model. I am delighted that he is joining our team.”

After receiving both his bachelor’s degree and master of business administration from Harvard University, Mr. Jackson spent three years with McKinsey & Company, from 1979 to 1981. He then joined Pepsi-Cola Company, where he remained for more than 17 years, serving in various functions, including vice president of operations, distribution and technical services (Pepsi-Cola Company, Irvin, Calif. 1988-1991), vice president of on-premise sales, (Pepsi-Cola Company, Dallas, 1991-1992), vice president, general manager (Pepsi-Cola Company, Atlanta, 1992-1994) and chief operating officer, senior vice president of worldwide operations (PepsiCo Food Systems, Dallas, 1995-1997). He joined Safeway in 1997, where he helped improve processes, increase efficiency and create an infrastructure, resulting in impressive growth in profit margins.

Jackson was named as one of Fortune Magazine’s 50 Most Powerful Black Executives in 2002 and is on the board of directors for Radio Shack, Allied Waste, Inc., and Parsons Corporation.

“I am honored to be a member of Dollar General’s leadership team,” said Jackson. “I am impressed with the Company’s strong business model and proven strategy and I look forward to the opportunity to contribute to the Company’s future.”

In addition, the Company announced a reorganization of its executive team to allow a greater focus on specific areas critical to the Company’s growth opportunities. Stonie O’Briant has been named executive vice president of merchandising, marketing and strategic planning. Tom Hartshorn has been named executive vice president of new business development. Both O’Briant and Hartshorn along with Jeff Sims, vice president of distribution, and Tony Davis, vice president of transportation, will report directly to Lawrence Jackson. The Company also announced a search for a new store operations executive, which will include both internal and external candidates.

O’Briant is a 30-year retail veteran with company experience in merchandising, store operations, distribution, marketing and transportation. Among his recent accomplishments are implementing the Company’s “7 Habits of a Highly Effective Store” program, store manager training, and newly launched shrink initiatives, which establish a base for future growth in operations.

“In his 12 years with the Company, Stonie has provided forward-thinking leadership in developing strategies that will bring consistency back to our stores. He is recognized as an outstanding leader in our industry,” said Perdue in making the announcement.

In his most recent role as head of merchandising, marketing, and real estate, Hartshorn has overseen the addition of more than 1,600 new stores, and managed the implementation of new planning systems and merchandising strategies, that have supported the Company’s same-store sales performance. In this newly created role, Hartshorn will be responsible for new store development as well as the introduction of new Company platforms and concepts. Hartshorn has more than 35 years of retail experience, 11 of them spent in management at Dollar General.

“The tremendous growth in stores and improvement in merchandise productivity that the Company has enjoyed for the past few years is due to Tom’s energetic leadership. He will be well positioned to help the Company realize its future growth opportunities,” Perdue said.

Dollar General is a Fortune 500® discount retailer with 6,479 neighborhood stores in 27 states as of August 1, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,700 square feet of selling space and is located within five miles of its target customers.

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